UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2005

Easy Gardener Products, Ltd.
(Exact name of registrant as specified in charter)

Texas (State or other jurisdiction of incorporation)	333-102296 (Commission File Number)	37-1433686 (IRS Employer Identification No.)

3022 Franklin Avenue, Waco, Texas (Address of principal executive offices)		76710 (Zip Code)

Registrants telephone number, including area code (254) 753-5353

Not Applicable
(Former name or former address, if changed since last report)

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Easy Gardener Products today announces the receipt of waivers from its senior lenders and the filing of its annual report on Form 10-K with the Securities & Exchange Commission (AMEX: EZY_pa), (Amex: EZY.pr.a), (Amex: EZY/PA) (Amex: EZYPRA). The Company previously announced that it was working with its senior lenders to obtain waivers.

The Company’s senior lenders have waived the covenant miss as of June 30, 2005 and reset other covenants through June 30, 2006. Additionally, the senior lenders and the Company have agreed that the maturity of the their loans would be moved to September 30, 2006 from October 29, 2008 for the term lender and from April 27, 2007 for the revolving credit facility, the Company hire an investment banker to explore strategic alternatives to repay the term loan, the Company hire a consultant and the interest rate on the term loan be increased 2.0% per annum and 0.5% per annum on the revolving credit facility under certain conditions. Additionally, the term lender has required a performance fee of up to $2 million if certain conditions are not met. The performance fee, if any, is due at the repayment of the term loan. The revolving credit lender has required an additional repayment fee of up to $250,000 under certain conditions.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 25, 2005.	EASY GARDENER PRODUCTS, LTD. By: EG Product Management, L.L.C. It’s General Partner By: /S/ Richard M. Kurz ———————————— Name: Richard M. Kurz Title: Manager/CFO